UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2019

Great Elm Capital Corp.

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01211	81-2621577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Street, Suite 230, Waltham, MA		02453
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 375-3006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, John J. Woods notified Great Elm Capital Corp. (the “Company”) of his intent to resign as its Chief Financial Officer and Treasurer. Such resignation is effective as of March 15, 2019.

On March 15, 2019, the Company appointed Keri Davis to serve as its interim Chief Financial Officer and Treasurer. Ms. Davis currently serves as the Company’s SEC Reporting Manager. Prior to joining the Company in June 2018, Ms. Davis, 35, was a senior manager in the audit practice at PricewaterhouseCoopers LLP (“PwC”), a multinational professional services firm focusing on audit and assurance, tax and consulting services.  She was employed in various capacities in the audit practice at PwC from 2005 to 2017.

There are no arrangements or understandings between Ms. Davis and any other person pursuant to which she was selected as interim Chief Financial Officer and Treasurer. There are no family relationships between Ms. Davis and any director or executive officer of the Company, and Ms. Davis has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On March 18, 2019, the Company issued a press release announcing that its board of directors approved a stock repurchase program under which the Company is authorized to repurchase up to $5 million in the aggregate of its outstanding common stock through December 31, 2019. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this report:

Exhibit Number	Description
99.1	Press release, dated March 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT ELM CAPITAL CORP.

Date: March 18, 2019	/s/ Adam M. Kleinman
	By:	Adam M. Kleinman
	Title:	Chief Compliance Officer